UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 26, 2012

FRANKLIN STREET PROPERTIES CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32470	04-3578653
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880

(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 557-1300

                                Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2012, the Board of Directors (the “Board”) of Franklin Street Properties Corp. (the “Company”) approved the recommendations of each of the independent directors of the Company that the size of the Board be expanded from seven to eight members and that, effective November 1, 2012, Brian N. Hansen be elected as a new director to fill the resulting vacancy. Mr. Hansen was elected as a Class I director of the Board, whose term will expire at the 2013 annual meeting of stockholders at which time it is expected that he will stand for re-election by the Company’s stockholders. The Board appointed Mr. Hansen to serve as a member of the Audit Committee and Compensation Committee of the Board.

Mr. Hansen is President and Chief Operating Officer of Confluence Investment Management LLC, a St. Louis based Registered Investment Advisor. Prior to founding Confluence in 2007, Mr. Hansen served as a Managing Director in A.G. Edwards’ Financial Institutions & Real Estate Investment Banking practice. While at A.G. Edwards, Mr. Hansen advised a wide variety of Real Estate Investment Trusts with numerous capital markets transactions, including public and private offerings of debt and equity securities as well as the analysis of various merger & acquisition opportunities. Prior to joining A.G. Edwards, Mr. Hansen served as a Manager in Arthur Andersen LLP's Audit & Business Advisory practice. Mr. Hansen serves on the board of a number of non-profit entities and the Investment Committee of the Archdiocese of St. Louis. Mr. Hansen earned his Master of Business Administration from the Kellogg School of Management at Northwestern University and his Bachelor of Science in Commerce from DePaul University. Mr. Hansen is a Certified Public Accountant.

There are no arrangements or understandings between Mr. Hansen and any other person pursuant to which he was elected. There are no transactions involving the Company and Mr. Hansen that would be required to be reported pursuant to Item 404(a) of Regulation S-K. Mr. Hansen will receive the same compensation for his service as received by all non-management directors of the Company, which is currently an annual fee of $55,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN STREET PROPERTIES CORP.

By: /s/ George J. Carter

George J. Carter

President and Chief Executive Officer

Date: November 1 , 2012